EXHIBIT 3.A

CERTIFICATE OF INCORPORATION

OF

AUBURN NATIONAL BANCORPORATION, INC.

ARTICLE I

NAME

The name of the corporation (herein the “Corporation”) is:

“Auburn National Bancorporation, Inc.”

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. Its registered agent at such address is The Corporation Trust Company.

ARTICLE III

OBJECTS AND POWERS

The nature of the Corporation’s business, and its objects, purposes and powers are as follows:

3.01.    To purchase or otherwise acquire, to own, and to hold the stock of banks and other corporations, and to do every act and thing covered generally by the denominations “holding corporation” and “bank holding company”, and especially to direct the operations of other corporations through the ownership of stack therein.

3.02.    To purchase, subscribe for, acquire, own, hold, sell, exchange, assign, transfer, mortgage, pledge, hypothecate or otherwise transfer or dispose of stock, scrip, warrants, rights, bonds, securities or evidences of indebtedness created by any other corporation or corporations organized under the laws of any state, or any bonds or evidences of indebtedness of the United States or any state, district, territory, dependency or county or subdivision or municipality thereof, and to issue and exchange therefor cash, capital, stock, bonds, notes or other securities, evidences of indebtedness, or obligations or the Corporation and while the owner thereof to exercise all rights, powers, and privileges of ownership, including the right to vote on any shares of stock, voting trust certificates or other instruments so owned; and

3.03    To transact any business, to engage in any lawful act or activity, and to exercise all powers permitted to corporations by the General Corporation Law of Delaware.

The enumeration herein of the objects and purposes of the Corporation shall not be deemed to exclude or in any way limit by inference any powers, objects, or purposes which, the Corporation is empowered to exercise, whether expressly by purpose, or by any of the laws of the State of Delaware or any reasonable construction of such laws.

ARTICLE IV

CAPITAL STOCK

4.01    The total number of shares of all classes of capital stock (“Shares”) which the Corporation shall have the authority to issue is 240,000, consisting of the following classes:

(1)    200,000 Shares of common stock, $.01 par value per share (“Common stock”); and

(2)    40,000 Shares of preferred stock, $.01 par value per share (“Preferred Stock”); and

4.02    Shares of Preferred stock may be, issued for any purpose and in any manner permitted by law, in one or more distinctly designated series, as a dividend or for such consideration as the Corporation’s Board of Directors may determine by resolution or resolutions from time to time adopted.

The Board of Directors is expressly authorised to fix and state, by resolution or resolutions from time to time adopted prior to the issuance of any shares of a particular series of Preferred Stock, the designations, voting powers (if any), preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, but without limiting the generality of the foregoing, the following:

(1)    The distinctive designation and number of shares of Preferred Stock which shall constitute a series, which number may from time to time be increased (but not above the number of Shares of Preferred Stock authorized by the Certificate of Incorporation and with respect to which the powers, designations, preferences and rights have not been set forth or decreased (but not below the number of shares of such series then outstanding), by like action of the Board of Directors and by a certificate likewise executed, acknowledged, filed and recorded as specified, by the Delaware General Corporation Law;

(2)    The rate or rates and times at which dividends, if any, shall be paid on each series of Preferred stock, whether such dividends shall be cumulative or non-cumulative, the extent of the preference, subordination or other relationship to dividends declared or paid, or any other amounts paid or distributed upon, or in respect of, any other class or series of Preferred Stock or other Capital Stock;

(3)    Redemption provisions, if any, including whether or not shares of any series may be redeemed by the Corporation or by the holders of such series of Preferred Stock, or by either, and if redeemable, the redemption price or prices, redemption rate or rates, and such adjustments to such redemption price(s) or rate(s) as may be determined, the manner and time or times at which, and the terms and conditions upon which, shares of such series may be redeemed;

(4)    Conversion, exchange, purchase or other privileges, if any, to acquire shares of Capital Stock or any class or series, whether at the option of the Corporation or of the holder, and if subject to conversion, exchange, purchase or similar privileges, the conversions, exchange or purchase prices or rates and such adjustments thereto as may be determined, the manner and time or times at which such privileges may be exercised, and the terms and conditions of such conversion, exchange, purchase or other privileges;

(5)    The rights, including the amount or amounts, if any, of preferential or other payments to which holders of any series are entitled upon the dissolution, winding-up, voluntary or involuntary liquidation, distribution, or sale or lease of all or substantially all assets of the Corporation; and

(6)    The terms of the sinking fund, retirement, redemption or purchase account, if any, to be provided for such series and the priority, if any, to which any funds or payments allocated therefore shall have over the payment of dividends, or over sinking fund, retirement, redemption, purchase account or other payments on, or distributions in respect of, other series of Preferred Stock or other classes of Capital Stock.

All shares of the same series of Preferred Stock shall be identical in all respects, except there may be different dates from which dividends, if any, thereon may cumulate, if made cumulative.

Issued shares of any series of Preferred Stock which are acquired by the Corporation may, as provided by Board of Directors’ resolutions or resolutions and applicable law, be returned to authorize but unissued Preferred Stock, either of the same or of a different series, or undesignated as to series, and thereafter reissued. In the event, the number of shares of any series of Preferred Stock is decreased, the Board of Directors may by resolution or resolutions cause the shares representing such decrease to be designated or undesignated as to series.

4.03    Dividends upon all classes and series of shares, including, without limitation, Preferred Stock, shall be payable only when, as and if declared by the Board of Directors from funds lawfully available therefor, which funds shall include, without limitation, the Corporation’s capital surplus. Dividends upon any class or series of Corporation Shares may be paid in cash, property, or Shares of any class or series of or other securities or evidences of indebtedness of the Corporation or any other issuer, as may be determined by resolution or resolutions of the Board of Directors.

4.04    Written restrictions on the transfer or registration of transfer of the Corporation’s Shares, securities or evidences of indebtedness or any interest therein may be imposed by the Corporation, entered into as part of an agreement, adopted as By-Laws, or recognized by the Corporation as the Corporation’s Board of Directors may determine by resolution or resolutions. Any such transfer restrictions shall be noted conspicuously on the security or evidence or indebtedness.

4.05    The Board of Directors is expressly authorized to create and issue, by resolution(s) adopted from time to time, rights or options entitling the holders thereof to purchase Corporation Shares of any kind, class or series, whether or not in connection with the issuance and sale of any Corporation Shares or other securities. The Board of Directors also are authorized expressly to determine the terms, including, without limit, the time or times within which and the price or prices at which Corporation Shares may be purchased upon the exercise of any such right or option. The Board of Directors’ judgment shall be conclusive as to the adequacy of the consideration received for any such rights or options.

4.06    No holder of any Corporation Shares of any kind, class, or series shall have, as a matter of right, any preemptive or preferential right to subscribe for, purchase or receive any shares of the Corporation’s Shares of any kind, class or series of any Corporation securities or obligations, whether now or hereafter authorized.

ARTICLE V

PROVISIONS RELATING TO BUSINESS COMBINATIONS

5.01    Definitions.

5.01.1    Affiliate.  An “Affiliate” of, or a Person “affiliated with,” a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

5.01.2    Associate.  The term “Associate” as used to indicate a relationship with any Person means:

(1)    Any corporation or organization (other than the Corporation) of which such Person is an officer or partner, or is directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities;

(2)    Any trust or other estate in which such Person has a ten percent or greater beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity;

(3)    Any relative or spouse of such Person, or any relative of such spouse who has the same home as such Person;

(4)    Any investment company registered under the Investment Company Act of 1940 for which such Persons or any Affiliate or Associate of such Person serves as investment adviser.

5.01.3    Beneficial Owner.   A Person shall be considered the “Beneficial Owner” of any shares of stock (whether or not owned of record):

(1)    With respect to which such Person or any affiliate or Associate of such Person directly or indirectly has or shares (i) voting power, including the power to vote or to direct the voting of such shares of stock and/or (ii) investment power, including the power to dispose of or to direct the disposition of such shares of stock;

(2)    Where such Person or any Affiliate or Associate of such Person has (i) the right to acquire (whether such right is exerciseable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange or purchase rights, warrants, options, or otherwise, and/or (ii) the right to vote pursuant to any agreement, arrangement or understanding (whether such right is exerciseable immediately or only after the passage of time); or

(3)    Which are Beneficially Owned within the meaning of (1) or (2) of this Section 5.01.3 by any other Person with which such first-mentioned Person or any of its Affiliates or Associates has any agreement, arrangement or understanding, written or verbal, formal or informal with respect to acquiring, holding, voting or disposing of any shares of stock of the Corporation or any Subsidiary of the Corporation or acquiring, holding or disposing of all or substantially all, or any Substantial Part, of the assets or businesses of the Corporation or a Subsidiary of the Corporation.

For the purpose only of determining whether a Person is the Beneficial Owner of a percentage specified in this Article V of the outstanding Voting Shares,

such shares shall be deemed to include any Voting Shares which may be issuable pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange or purchase rights, warrants, options or otherwise and which are deemed to be beneficially owned by such Person pursuant to the foregoing provisions of this Section 5.01.3.

5.01.4    Business Combination. A “Business Combination” means:

(1)  The sale, exchange, transfer or other disposition to or with any Person or any Affiliate or Associate of any such Person by the Corporation or any of its Subsidiaries (in a single transaction or in a series of related transactions) of all or substantially all, or any Substantial Part, of its or their assets or businesses (including, without limitation, any securities issued by a Subsidiary);

(2)  Any merger or consolidation of the Corporation or any Subsidiary thereof into or with another Person or any Affiliate or Associate of such Person or into or with another Person where, after such merger or consolidation, such Person alone or together with its Affiliates or Associates would be a Related Person or an Affiliate or an Associate of a Related Person, in each case irrespective of which Person is the surviving entity in such merger or consolidation;

(3)  Any reclassification of securities (including, without limitation, a reverse stock split), recapitalization or other transaction (other than a redemption in accordance with the terms of the security redeemed) which has the effect, directly or indirectly, of increasing other than pro rata with other Corporation shareholders, the proportionate amount of Voting Shares of the Corporation or any Subsidiary thereof which are Beneficially Owned by a Related Person, or the adoption of any plan or proposal of partial or complete liquidation, dissolution, spinoff, splitoff or splitup of the Corporation or any Subsidiary thereof;

(4)  The acquisition upon the issuance thereof after the date of adoption of this Amended and Restated Certificate of Incorporation of Beneficial Ownership by a Related Person of Voting shares or securities convertible into or exchangeable for 10% or more of the Voting Shares or any voting securities of any Subsidiary of the Corporation, or the acquisition upon the issuance thereof of Beneficial Ownership by a Related Person of any rights, warrants or options to acquire any of the foregoing or any combination of the foregoing Voting Shares or voting securities of a Subsidiary; provided, however, this paragraph (4) shall not apply to the acquisition of any such Voting Shares, securities, options, rights or warrants as a result of (i) gifts or inheritance, or (ii) pursuant to any officer and employee stock option plan or other employee benefit plans.

As used in this definition, a “series of related transactions” shall be deemed to include not only a series of transactions with this same Person considered together with all Affiliates or Associates of such Person.

The foregoing provisions of this Section 5.01.4 notwithstanding, a Business Combination shall not include any merger or consolidation of Corporation Subsidiaries as a result of which a Person does not become a Related Person.

5.01.5    Independent Majority of Shareholders.   Independent Majority of Shareholders” shall mean the holders of a majority of the outstanding Voting Shares that are not Beneficially owned or controlled, directly or indirectly, by a Related Person.

5.01.6    Person.  The term “Person” shall mean any individual, partnership, firm, joint venture, corporation, group or other entity (other than the Corporation, any Subsidiary of the Corporation or a trustee holding stock for the benefit of employees of the Corporation or its Subsidiaries, or any one of them, pursuant to one or more employee benefit plans or arrangements). When two or more Persons act as a partnership, limited partnership, syndicate, association or other group for the purpose of acquiring, holding or disposing of shares of stock, such partnerships, syndicate, association or group shall be deemed a “Person”.

5.01.7    Related Person.  “Related Person” means any Person which is the Beneficial owner as of the date of determination by a majority of the Whole Board of Directors or immediately prior to the consummation of a Business Combination of five percent or more of the Voting Shares, or any Person who is an Affiliate of the Corporation and at any time within five years preceding the determination of such status by the Whole Board of Directors was the Beneficial Owner of five percent or more of the Company’s then outstanding Voting Shares.

5.01.8    Substantial Part.  The term “Substantial Part” as used with reference to the assets of the Corporation, of any Subsidiary or of any Related Person means assets having a value of more than ten percent of the total consolidated assets of the Corporation and its Subsidiaries as of the end of the Corporation’s most recent quarter ending prior to the time the determination is being made.

5.01.9    Subsidiary.  “Subsidiary” shall mean any corporation or other entity of which the Person in question owns not less than 50% of any class of equity securities, directly or indirectly.

5.01.10    Voting Shares.    “Voting Shares” means all Shares of the Corporation entitled to vote generally in the election of corporation directors.

5.01.11    Whole Board of Directors.  The total number of directors which the Corporation would have if there were no vacancies.

5.01.12    Certain Determinations with Respect to Article V.

(1)    A majority of the Whole Board of Directors shall have the power to determine for the purposes of this Article V, on the basis of information known to them: (i) the number of voting shares of which any Person is the Beneficial Owner, (ii) whether a Person is an Affiliate or Associate of another, (lit) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of “Beneficial Owner” as hereinabove defined, (iv) whether the assets subject to any Business Combination constitute a “Substantial Part” as hereinabove defined, (v) whether two or more transactions Constitute a “series of related transactions” as hereinabove defined, (vi) any matters referred to in Section 5.01.12 below, and (vii) such other matters with respect to which a determination is required under this Article V.

5.01.13    Fiduciary Obligations.  Nothing contained in this Article V shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

5.02.01    Approval of Business Combinations.  Whether or not a vote of the shareholders is otherwise required is connection with the transaction, none of the Corporation or any of its Subsidiaries shall complete any Business Combination without the prior affirmative vote at a meeting of the Corporation’s shareholders as to all shares owned:

(1)  By the holders of not less than 80% of the Corporation’s outstanding Voting Shares, voting separately as classes, and

(2)  By an Independent Majority of Shareholders.

The affirmative vote required by this Section is in addition to the vote of the holders of any class or series of stock of the Corporation otherwise required by law, this Certificate of Incorporation, including, without limitation, any resolution which has been adopted by the Board of Directors providing for the issuance of a class or series of stock.

The favorable votes shall be in addition to any shareholder vote which would be required without reference to this Section 5.02.01 and shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified by law or elsewhere in this Certificate of Incorporation, the Corporation’s By-Laws or otherwise.

5.02.02    The provisions of this Section 5.02 shall not apply to any Business Combination (i) approved by 80% of the Whole Board of Directors of the Company and (ii) where the Person involved was not theretofore a Related Person and would not (either directly or indirectly or through its Affiliates and Associates) become a Related Person and where such Person would not own or control 25% or more of the Corporation or any of its Subsidiaries’ assets or businesses after or as a result of such Business Combination.

5.03    Board of Directors.

5.03.01    Number.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation (exclusive of directors to be elected by the holders of any one or more series of Preferred Stock voting separately as a class or classes) that shall constitute the Whole Board of Directors shall be five, unless otherwise determined from time to time by resolution adopted by the affirmative vote of at least 80% of the Whole Board of Directors.

5.03.02    Removal of Directors.  Notwithstanding any other provisions of this Certificate of Incorporation or the Corporation’s By-Laws (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), any director of the Corporation may be removed at any time, but only for cause and only by the affirmative vote at a meeting of the shareholders called for that purpose, as to all stock held:

(1)    By the holders of 80% or more of the Voting Shares, voting separately as a class, and

(2)    By an Independent Majority of Shareholders.

Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provision of this Section 5.03.02 shall not apply with respect to the director or directors elected by such holders of preferred stock.

5.03.03    Nominations.  In addition to the right of the Board of Directors of the Corporation to make nominations for the election of directors, nominations for the election of directors may be made by any shareholder entitled to vote for the election of directors if that shareholder complies with all of the provisions of this Section 5.03.03,

(1) Advance notice of such proposed nomination shall be received by the Secretary of the Corporation not leas than 21 days nor more than 60 days prior to any meeting of the shareholders called for the election of directors; provided, however, that if fewer than 21 days’ notice of the meeting is given to shareholders, such written notice shall be received by the Secretary of the Corporation not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders.

(2) Each notice under Section 5.03.3(1) shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of stock of the Corporation which are Beneficially Owned by each such nominee, and (iv) any other information reasonably requested by the Corporation.

(3) The nomination made by a shareholder may only be made in a meeting of the shareholders of the corporation called for the election of directors at which such Shareholder is present in person or by proxy, and can only be made by a shareholder who has therefore complied with the notice provisions of Sections 5.03.03(1) and (2).

(4) The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and if, he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

5.04     By-Laws.  The Corporation’s By-Laws may be altered, amended or repealed or new By-Laws may be adopted by the Board of Directors at any regular or special meeting called for that purpose solely upon the affirmative vote of 80% of the Whole Board of Directors. The shareholders may alter, amend or repeal the By-Laws or adopt new By-haws at any regular or special meeting thereof by the affirmative vote of 80% of the Voting Shares and by an Independent Majority of Shareholders. Notice of such proposed action and the substance thereof shall be contained in the notice of such regular or special meeting.

5.05    Evaluation of Business Combinations, etc.  In connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its shareholders when evaluating an actual or proposed Business Combination, a tender or exchange offer, a solicitation of options or offers to purchase or sell Company Shares by another Person, or a solicitation of proxies to vote Company Shares by another Person, the Corporation’s Board of Directors, in addition to considering the adequacy and form of the consideration to be paid in connection with any such transaction, shall consider all of the following factors and any other factors which it deems relevant: (i) the social and economic effects of the transaction or proposal on the Corporation and its Subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation and its Subsidiaries operate or are located; (ii) the business and financial condition, and earnings prospects of the acquiring Person or Persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring Person or Persons, and the possible effect of such conditions upon the Corporation and its Subsidiaries and the other elements of the communities in which the Corporation and its Subsidiaries operate or are located; (iii) the competence, experience, and integrity of the Person and their management proposing or making such actions; and (iv) the Company’s prospect as an independent entity.

5.06    Special Meetings of Shareholders.  Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman or by a majority of the Whole Board of Directors. Such request shall state the purpose or purposes of the proposed meeting. Shareholders of the Corporation shall not have the right to request or call a special meeting of the shareholders.

5.07    Shareholders’ Action.  Any action required or permitted to be taken at any annual or special meeting of Corporation shareholders must be effected at a duly called meeting of the shareholders, except where a consent in writing, setting forth the action so taken, is signed by the holders of all of the Corporation’s outstanding shares entitled to vote on such matters.

5.08    Amendments, etc. of this Article V.  Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the Corporation’s By-Laws) this Article V shall not be amended, altered, changed or repealed without:

(1)    The affirmative vote of 80% of the Whole Board of Directors, and

(2)    The affirmative vote as to all stock held (i) by the holders of 80% or more of the outstanding Voting Shares, voting separately as a class, and (ii) by an independent Majority of Stockholders.

ARTICLE VI

INCORPORATORS

The name and mailing address of each incorporation is:

Name	Mailing Address
J. L. Austin	1209 Orange Street Wilmington, Delaware 19801

M. C. Kinnamon	1209 Orange Street Wilmington, Delaware 19801

T. L. Ford	1209 Orange Street Wilmington, Delaware 19801

ARTICLE VII

SPECIAL PROVISIONS

In furtherance and not in limitation of the powers conferred by law, the following provisions for regulation of the Corporation, its directors and shareholders are hereby established:

7.01    The Corporation shall have the right to purchase, take, receive or otherwise acquire, hold, own, pledge, transfer or otherwise dispose of its own Capital Stock to the full extent of undivided profits, earned, capital or other surplus or any other funds lawfully available therefore.

7.02    No contract or other transaction between the Corporation and one or more of its directors or officers or between the Corporation or any other person, corporation, firm, association or entity in which one or more of its directors or officers are directors or officers or are financially interested, shall be void or voidable because of such relationship or interest, or because such director or officer is present at or participates in the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction, or solely because his or their votes are counted for such purpose, if such contract or transaction is permitted by the Delaware General Corporation Law, Section 144, as now or hereafter in effect.

7.03    The Corporation may from time to time enter into any agreement to which all, or less than all, holders of record of the Corporation’s issued and outstanding Shares are parties, restricting the transfer or registration of transfer of any or all of the Corporation’s Shares, upon such reasonable terms and conditions as may be approved by resolution or resolutions adopted by the Corporation’s Board of Directors.

7.04    A director shall not be held personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except this provision shall not eliminate liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) for unlawful payment or dividend or unlawful stock purchase or redemption under Delaware General Corporation Law, Section 174, or (iv) for any transaction from which the director derived an improper personal benefit.

Any repeal or modification of this Section 7.04 by the stockholders of the Corporation shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. In the event that any of the provisions of this Section 7.04 (including any provision within a single sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

7.05    The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

7.06    The Corporation’s Board of Directors is authorized and empowered to amend, alter, change or repeal the Corporation’s By-Laws and adopt new By-Laws.

ARTICLE VIII

DURATION

The Corporation shall have perpetual duration and existence.

THE UNDERSIGNED, being each of the incorporations hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands as of this 12th day of April, 1990.

/S/    J. L. AUSTIN

J. L. Austin

/S/    M. C. KINNAMON

M. C. Kinnamon

/S/    T. L. FORD

T. L. Ford

CERTIFICATE OF MERGER
OF
AUBURN NATIONAL BANCORPORATION
AND
AUBURN NATIONAL BANCORPORATION, INC.

Pursuant to the provisions of Section 252 of the General Corporation Law of the State of Delaware, Auburn National Bancorporation, an Alabama corporation, (ANB Alabama) and Auburn National Bancorporation, Inc., a Delaware corporation, (ANBI Delaware) hereby adopt the following Certificate of Merger for the purpose of merging ANB Alabama into ANBI Delaware:

FIRST:    Attached hereto as Exhibit A and incorporated herein by reference is the Plan of Merger and Reorganization Agreement (“Plan of Merger”) which was approved, adopted, certified, executed, and acknowledged by the Board of Directors and shareholders of ANB Alabama and ANBI Delaware in accordance with Section 252 of the General Corporation Law of the State of Delaware.

SECOND:    The Certificate of Incorporation of ANBI Delaware shall be the Certificate of Incorporation of the Surviving Corporation, except that Section 4.01 of Article IV of ANBI Delaware’s Certificate of Incorporation shall be amended to provide as follows:

“4.01    The total number of shares of all classes of capital stock (“Shares”) which the Corporation shall have the authority to issue is 1,950,000, consisting of the following classes:

(1) 1,750,000 Shares of common stock, $.01 par value per share (“Common Stock”); and

(2) 200,000 Shares of preferred stock, $.01 par value per share (“Preferred Stock”); and”

A copy of the Certificate of Incorporation of the Surviving Corporation, as amended, is attached hereto as Exhibit B.

THIRD:    The Surviving Corporation is a corporation of the State of Delaware, and the name of the Surviving Corporation shall be “Auburn National Bancorporation, Inc.”

FOURTH:    The executed Plan of Merger is on file at the principal place of business of ANBI Delaware at 100 North Gay Street, Auburn, Alabama 36831-3110. A copy of the Plan of Merger will be furnished by ANBI Delaware on request and without cost to any shareholder of ANBI Delaware or ANB Alabama.

FIFTH:    The authorized capital stock of ANB Alabama consists of 1,500,000 shares of common stock, $.01 par value per share, and 375,000 shares of preferred stock, $.01 par value per share.

Dated as of the 15 day of June, 1994

ATTEST:		AUBURN NATIONAL BANCORPORATION

By:	/s/ Linda D. Fucci	By:	/s/ E.L. SPENCER, JR.
	Its Secretary		Its President

ATTEST:		AUBURN NATIONAL BANCORPORATION, INC.

By:	/s/ Linda D. Fucci	By:	/s/ E.L. SPENCER, JR.
	Its Secretary		Its President

Exhibit A

Plan of Merger and Reorganization Agreement

by and between

Auburn National Bancorporation

and

Auburn National Bancorporation, Inc.

PLAN OF MERGER

AND

REORGANIZATION AGREEMENT

THIS PLAN OF MERGER AND REORGANIZATION AGREEMENT (“Plan of Merger”) is made and entered into as of             , 1994 by and between Auburn National Bancorporation, Inc., a Delaware corporation (“ANB Delaware”), and Auburn National Bancorporation, an Alabama corporation (the “Company,” and together with ANB Delaware, the “Constituent Companies”), in order to provide for the merger of the Company with and into ANB Delaware (the “Merger”).

The authorized capital stock of the Company consists of 1,500,000 shares of common stock, $.01 par value per share (“Company Common Stock”) and 375,000 shares of preferred stock (“Company Preferred Stock”). The authorized capital stock of ANB Delaware will consist of 1,750,000 shares of common stock, $.01 par value per share (“ANB Delaware Common Stock”), and 200,000 shares of preferred stock, $.01 par value per share (“ANB Delaware Preferred Stock”). A majority of the entire Board of Directors of each of the Constituent Companies has approved this Plan of Merger and has authorized its execution and consummation.

NOW, THEREFORE, in consideration of the premises and of the covenants contained herein, the Constituent Companies hereby make, adopt and approve this Plan of Merger and hereby prescribe the terms and conditions of the Merger and the mode and manner of effecting the Merger, as follows:

I.  TERMS AND CONDITIONS

1.1    Merger.    The Company shall be merged with and into ANB Delaware pursuant to the provisions of, and with the effect provided in, Subchapter IX of the General Corporation Law of the State of Delaware (the “Delaware Act”) and Article 5 of the Alabama Business Corporation Act (the “Alabama Act”). ANB Delaware shall be the survivor of the Merger and is hereinafter referred to as the “Surviving Corporation” when reference is made to it as of the Effective Time of the Merger or thereafter. It is intended that the Merger shall be a “reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (“Code”), and this Plan of Merger is and shall constitute a “plan of reorganization” for purposes of the Code.

1.2    Effective Time of the Merger.    Subject to the terms and conditions of this Plan of Merger, and upon satisfaction of all legal requirements, the Merger shall be effective on the date and time (“Effective Time”) specified by the Company.

1.3    The Surviving Corporation.

(a)    At the Effective Time, all assets, rights, privileges, immunities, franchises and interests of the Company, and all property (real, personal and mixed), debts due on whatever account, and all other choses in action shall be vested in the Surviving Corporation by virtue of the Merger without any further act or deed or other instrument of transfer, and without any other action on the part of any court or otherwise and without any transfer or assignment having occurred. The Surviving Corporation shall hold and enjoy all assets, rights, privileges, immunities, franchises and interests, and all property (real, personal and mixed), debts due on whatever account, and choses in action in the manner and to the same extent as held or enjoyed by the Company immediately prior to the Effective Time.

(b)    At the Effective Time, the Surviving Corporation shall be responsible and liable for all liabilities and obligations of the Company, and all debts, liabilities, obligations and contracts of the Company, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against in the balance sheet, books of account or records of the Company, shall be those of the Surviving Corporation, and shall not be released or impaired by the Merger; and all rights of creditors and other obligees and liens on property of the Company shall be preserved unimpaired.

1.4    Conversion and Exchange of Shares.    Upon the Effective Time, by virtue of the Merger and without any further action on the part of the Constituent Companies or their respective shareholders, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by the Company as treasury stock or shares held by Company shareholders who exercise their rights as dissenting shareholders under the Alabama Act) shall automatically be converted into and become one fully paid and nonassessable share of ANB Delaware Common Stock. At the Effective Time, each share of ANB Delaware Common Stock issued and outstanding immediately prior thereto shall be cancelled and returned to the status of authorized but unissued shares.

1.5    Stock Certificates.    On and after the Effective Time, all outstanding certificates which prior to that time represented shares of Company Common Stock automatically shall become and be deemed for all purposes to evidence ownership of and to represent the shares of ANB Delaware Common Stock into which the shares of the Company represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation. The limitations upon transfer noted on such certificates shall remain in full force and effect. The registered owner of any such outstanding stock certificates shall have and be entitled to exercise any voting and other rights with respect to and to receive any dividends and other distributions upon the shares of ANB Delaware Common Stock evidenced by any such outstanding certificate as above provided.

II. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1    Certificate of Incorporation and By-Laws.    At the Effective Time, the name of the Surviving Corporation shall be “Auburn National Bancorporation, Inc.” The Articles of Incorporation of ANB Delaware, attached hereto as Exhibit l, and the By-laws of ANB Delaware, attached hereto as Exhibit 2, shall continue in full force and effect as the Articles of Incorporation and By-laws of the Surviving Corporation without change or amendment until further amendment in accordance with the provisions thereof and applicable law.

2.2    Directors.    The directors of the Company immediately preceding the Effective Time shall become the directors of the Surviving Corporation on and after the Effective Time and shall serve until their successors are elected and qualified.

2.3    Officers.    The officers of the Company immediately preceding the Effective Time shall become the officers of the Surviving Corporation on the Effective Time and shall hold the same offices held in the Company.

III.    MISCELLANEOUS

3.1    Further Assurances.    The Company will from time to time, upon request, take such actions, and execute and deliver such deeds, documents, agreements and instruments and assurances, as are appropriate, necessary or expedient to complete the Merger and to vest or perfect in ANB Delaware all rights and interest in and to all properties, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Company. For these purposes, ANB Delaware’s officers and directors are hereby authorized in the name and on behalf of the Company or otherwise to take any and all such actions and to execute and deliver any and all such agreements, instruments, documents and assurances necessary, appropriate or expedient to the foregoing.

3.2    Amendment.    At any time before or after approval by the Company’s shareholders, this Plan of Merger or any of its terms, except Section 1.4, may be amended, supplemented, modified or interpreted by mutual consent of the respective Boards of Directors of ANB Delaware and the Company, without shareholder action.

3.3    Termination.    At any time before the Effective Time, this Plan of Merger may be terminated and the Merger contemplated hereof may be abandoned by the Board of Directors of either the Company or ANB Delaware or both, notwithstanding the approval of this Plan of Merger by the Company’s shareholders.

3.4    Counterparts.    This Plan of Merger may be executed in two or more identical counterparts, each of which when executed and delivered by the parties hereto shall be an original, but all of which together shall constitute a single agreement.

3.5    Integration.    This Plan of Merger constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

3.6    Applicable Law.    This Plan of Merger shall be construed in accordance with and governed by the laws of the State of Alabama, without regard to the principles of conflicts of law.

IN WITNESS WHEREOF, this Plan of Merger, having first been fully approved by the respective Boards of Directors of the Company and ANB Delaware, is hereby executed on behalf of each said corporation and attested by their respective officers thereunto duly authorized.

ATTEST:	AUBURN NATIONAL BANCORPORATION, an Alabama corporation

/s/ Linda D. Fucci	By:	/s/ E.L. SPENCER, JR.
Secretary		President

[CORPORATE SEAL]

ATTEST:	AUBURN NATIONAL BANCORPORATION, INC., a Delaware corporation

/s/ Linda D. Fucci	By:	/s/ E.L. SPENCER, JR.
Secretary		President

[CORPORATE SEAL]

Exhibit B

Certificate of Incorporation

of

Auburn National Bancorporation, Inc.,

as Amended

CERTIFICATE OF INCORPORATION

OF

AUBURN NATIONAL BANCORPORATION, INC.

ARTICLE I

NAME

The name of the corporation (herein the “Corporation”) is:

“Auburn National Bancorporation, Inc.”

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. Its registered agent at such address is The Corporation Trust Company.

ARTICLE III

OBJECTS AND POWERS

The nature of the Corporation’s business, and its objects, purposes and powers are as follows:

3.01.    To purchase or otherwise acquire, to own, and to hold the stock of banks and other corporations, and to do every act and thing covered generally by the denominations “holding corporation” and “bank holding company,” and especially to direct the operations of other corporations through the ownership of stock therein.

3.02.    To purchase, subscribe for, acquire, own, hold, sell, exchange, assign, transfer, mortgage, pledge, hypothecate or otherwise transfer or dispose of stock, scrip, warrants, rights, bonds, securities or evidences of indebtedness created by any other corporation or corporations organized under the laws of any state, or any bonds or evidences of indebtedness of the United States or any state, district, territory, dependency or county or subdivision or municipality thereof, and to issue and exchange therefor cash, capital stock, bonds, notes or other securities, evidences of indebtedness, or obligations or the Corporation and while the owner thereof to exercise all rights, powers, and privileges of ownership, including the right to vote on any shares of stock, voting trust certificates or other instruments so owned; and

3.03.    To transact any business, to engage in any lawful act or activity, and to exercise all powers permitted to corporations by the General Corporation Law of Delaware.

The enumeration herein of the objects and purposes of the Corporation shall not be deemed to exclude or in any way limit by inference any powers, objects, or purposes which the

Corporation is empowered to exercise, whether expressly by purpose, or by any of the laws of the State of Delaware or any reasonable construction of such laws.

ARTICLE IV

CAPITAL STOCK

4.01    The total number of shares of all classes of capital stock (“Shares”) which the Corporation shall have the authority to issue is 240,000, consisting of the following classes:

(1)    1,750,000 Shares of common stock, $.01 par value per share (“Common Stock”); and

(2)    200,000 Shares of preferred stock, $.01 par value per share (“Preferred Stock”); and

4.02    Shares of Preferred Stock may be issued for any purpose and in any manner permitted by law, in one or more distinctly designated series, as a dividend or for such consideration as the Corporation’s Board of Directors may determine by resolution or resolutions from time to time adopted.

The Board of Directors is expressly authorized to fix and state, by resolution or resolutions from time to time adopted prior to the issuance of any shares of a particular series of Preferred Stock, the designations, voting powers (if any), preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, but without limiting the generality of the foregoing, the following:

(1)    The distinctive designation and number of shares of Preferred Stock which shall constitute a series, which number may from time to time be increased (but not above the number of Shares of Preferred Stock authorized by the Certificate of Incorporation and with respect to which the powers, designations, preferences and rights have not been set forth or decreased (but not below the number of shares of such series then outstanding), by like action of the Board of Directors and by a certificate likewise executed, acknowledged, filed and recorded as specified, by the Delaware General Corporation Law;

(2)    The rate or rates and times at which dividends, if any, shall be paid on each series of Preferred Stock, whether such dividends shall be cumulative or non-cumulative, the extent of the preference, subordination or other relationship to dividends declared or paid, or any other amounts paid or distributed upon, or in respect of, any other class or series of Preferred Stock or other Capital Stock;

(3)    Redemption provisions, if any, including whether or not shares of any series may be redeemed by the Corporation or by the holders of such series of Preferred Stock, or by either, and if redeemable, the redemption price or prices, redemption rate or rates, and such adjustments to such redemption price(s) or rate(s) as may be determined, the manner and time or times at which, and the terms and conditions upon which, shares of such series may be redeemed;

(4)    Conversion, exchange, purchase or other privileges, if any, to acquire shares of Capital Stock or any class or series, whether at the option of the Corporation or of the holder, and if subject to conversion, exchange, purchase or similar privileges, the conversion, exchange or purchase prices or rates and such adjustments thereto as may be determined, the manner and time or times at which such privileges may be exercised, and the terms and conditions of such conversion, exchange, purchase or other privileges;

(5)    The rights, including the amount or amounts, if any, of preferential or other payments to which holders of any series are entitled upon the dissolution, winding-up, voluntary or involuntary liquidation, distribution, or sale or lease of all or substantially all assets of the Corporation; and

(6)    The terms of the sinking fund, retirement, redemption or purchase account, if any, to be provided for such series and the priority, if any, to which any funds or payments allocated therefor shall have over the payment of dividends, or over sinking fund, retirement, redemption, purchase account or other payments on, or distributions in respect of, other series of Preferred Stock or other classes of Capital Stock.

All shares of the same series of Preferred Stock shall be identical in all respects, except there may be different dates from which dividends, if any, thereon may cumulate, if made cumulative.

Issued shares of any series of Preferred Stock which are acquired by the Corporation may, as provided by Board of Directors’ resolutions or resolutions and applicable law, be returned to authorize but unissued Preferred Stock, either of the same or of a different series, or undesignated as to series, and thereafter reissued. In the event the number of shares of any series of Preferred Stock is decreased, the Board of Directors may by resolution or resolutions cause the shares representing such decrease to be designated or undesignated as to series.

4.03    Dividends upon all classes and series of Shares, including, without limitation, Preferred Stock, shall be payable only when, as and if declared by the Board of Directors from fields lawfully available therefor, which funds shall include, without limitation, the Corporation’s capital surplus. Dividends upon any class or series of Corporation Shares may be paid in cash, property, or Shares of any class or series of or other securities or evidences of indebtedness of the Corporation or any other issuer, as may be determined by resolution or resolutions of the Board of Directors.

4.04    Written restrictions on the transfer or registration of transfer of the Corporation’s Shares, securities or evidences of indebtedness or any interest therein may be imposed by the Corporation, entered into as part of an agreement, adopted as By-Laws, or recognized by the Corporation as the Corporation’s Board of Directors may determine by resolution or resolutions. Any such transfer restrictions shall be noted conspicuously on the security or evidence or indebtedness.

4.05    The Board of Directors is expressly authorized to create and issue, by resolution(s) adopted from time to time, rights or options entitling the holders thereof to purchase Corporation Shares of any kind, class or series, whether or not in connection with the issuance and sale of any

Corporation Shares or other securities. The Board of Directors also are authorized expressly to determine the terms, including, without limit, the time or times within which and the price or prices at which Corporation Shares may be purchased upon the exercise of any such right or option. The Board of Directors’ judgment shall be conclusive as to the adequacy of the consideration received for any such rights or options.

4.06    No holder of any Corporation Shares of any kind, class, or series shall have, as a matter of right, any preemptive or preferential right to subscribe for, purchase or receive any shares of the Corporation’s Shares of any kind, class or series of any Corporation securities or obligations, whether now or hereafter authorized.

ARTICLE V

PROVISIONS RELATING TO BUSINESS COMBINATIONS

5.01    Definitions.

5.01.1    Affiliate.    An “Affiliate” of, or a Person “affiliated with,” a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

5.01.2    Associate.    The term “Associate” as used to indicate a relationship with any Person means:

(1)    Any corporation or organization (other than the Corporation) of which such Person is an officer or partner, or is directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities;

(2)    Any trust or other estate in which such Person has a ten percent or greater beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity;

(3)    Any relative or spouse of such Person, or any relative of such spouse who has the same home as such Person;

(4)    Any investment company registered under the Investment Company Act of 1940 for which such Person or any Affiliate or Associate of such Person serves as investment adviser.

5.01.3    Beneficial Owner.    A Person shall be considered the “Beneficial Owner” of any shares of stock (whether or not owned of record):

(1)    With respect to which such Person or any affiliate or Associate of such Person directly or indirectly has or shares (i) voting power, including the power to vote or to direct the voting of such shares of stock and/or (ii) investment power, including the power to dispose of or to direct the disposition of such shares of stock;

(2)    Where such Person or any Affiliate or Associate of such Person has (i) the right to acquire (whether such right is exerciseable immediately or only after the passage of time, pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange or purchase rights, warrants, options, or otherwise, and/or (ii) the right to vote pursuant to any agreement, arrangement or understanding (whether such right is exerciseable immediately or only after the passage of time); or

(3)    Which are Beneficially Owned within the meaning of (1) or (2) of this Section 5.01.3 by any other Person with which such first-mentioned Person or any of its Affiliates or Associates has any agreement, arrangement or understanding, written or verbal, formal or informal with respect to acquiring, holding, voting or disposing of any shares of stock of the Corporation or any Subsidiary of the Corporation or acquiring, holding or disposing of all or substantially all, or any Substantial Part, of the assets or businesses of the Corporation or a Subsidiary of the Corporation.

For the purpose only of determining whether a Person is the Beneficial Owner of a percentage specified in this Article V of the Outstanding Voting Shares, such shares shall be deemed to include any Voting Shares which may be issuable pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange or purchase rights, warrants, options or otherwise and which are deemed to be beneficially owned by such Person pursuant to the foregoing provisions of this Section 5.01.3.

5.01.4    Business Combination.    A “Business Combination” means:

(1)    The sale, exchange, lease, transfer or other disposition to or with any Person or any Affiliate or Associate of any such Person by the Corporation or any of its Subsidiaries (in a single transaction or in a series of related transactions) of all or substantially all, or any Substantial Part, of its or their assets or businesses (including, without limitation, any securities issued by a Subsidiary);

(2)    Any merger or consolidation of the Corporation or any Subsidiary thereof into or with another Person or any Affiliate or Associate of such Person or into or with another Person where, after such merger or consolidation, such Person alone or together with its Affiliates or Associates would be a Related Person or an Affiliate or an Associate of a Related Person, in each case irrespective of which Person is the surviving entity is such merger or consolidation;

(3)    Any reclassification of securities (including, without limitation, a reverse stock split), recapitalization or other transaction (other than a redemption in accordance with the terms of the security redeemed) which has the effect, directly or indirectly, of increasing other than pro rata with other Corporation shareholders, the proportionate amount of Voting Shares of the Corporation or any Subsidiary thereof which are Beneficially Owned by a Related Person, or the adoption of any plan or proposal of partial or complete liquidation, dissolution, spinoff, splitoff or splitup of the Corporation or any Subsidiary thereof,

(4)    The acquisition upon the issuance thereof after the date of adoption of this Amended and Restated Certificate of Incorporation of Beneficial Ownership by a Related Person of Voting Shares or securities convertible into or exchangeable for 10% or more of the Voting Shares or any voting securities of any Subsidiary of the Corporation, or the acquisition upon the issuance thereof of Beneficial Ownership by a Related Person of any rights, warrants or options to acquire any of the foregoing or any combination of the foregoing Voting Shares or voting securities of a Subsidiary, provided, however, this paragraph (4) shall not apply to the acquisition of any such Voting Shares, securities, options, rights or warrants as a result of (i) gifts or inheritance, or (ii) pursuant to any officer and employee stock option plan or other employee benefit plans.

As used in this definition, a “series of related transactions” shall be deemed to include not only a series of transactions with the same Person considered together with all Affiliates or Associates of such Person.

The foregoing provisions of this Section 5.01.4 notwithstanding, a Business Combination shall not include any merger or consolidation of Corporation Subsidiaries as a result of which a Person does not become a Related Person.

5.01.5    Independent Majority of Shareholders.    “Independent Majority of Shareholders” shall mean the holders of a majority of the outstanding Voting Shares that are not Beneficially Owned or controlled, directly or indirectly, by a Related Person.

5.01.6    Person.    The term “Person” shall mean any individual, partnership, firm, joint venture, corporation, group or other entity (other than the Corporation, any Subsidiary of the Corporation or a trustee holding stock for the benefit of employees of the Corporation or its Subsidiaries, or any one of them, pursuant to one or more employee benefit plans or arrangements). When two or more Persons act as a partnership, limited partnership, syndicate, association or other group for the purpose of acquiring, holding or disposing of shares of stock, such partnerships, syndicate, association or group shall be deemed a “Person”.

5.01.7    Related Person.    “Related Person” means any Person which is the Beneficial Owner as of the date of determination by a majority of the Whole Board of Directors or immediately prior to the consummation of a Business Combination of five percent or more of the Voting Shares, or any Person who is an Affiliate of the Corporation and at any time within five years preceding the determination of such status by the Whole Board of Directors was the Beneficial Owner of five percent or more of the Company’s then outstanding Voting Shares.

5.01.8    Substantial Part.    The term “Substantial Part” as used with reference to the assets of the Corporation, of any Subsidiary or of any Related Person means assets having a value of more than ten percent of the total consolidated assets of the Corporation and its

Subsidiaries as of the end of the Corporation’s most recent quarter ending prior to the time the determination is being made.

5.01.9    Subsidiary.    “Subsidiary” shall mean any corporation or other entity of which the Person in question owns not less than 50% of any class of equity securities, directly or indirectly.

5.01.10    Voting Shares.    “Voting Shares” means all Shares of the Corporation entitled to vote generally in the election of Corporation directors.

5.01.11    Whole Board of Directors.    The total number of directors which the Corporation would have if there were no vacancies.

5.01.12    Certain Determinations with Respect to Article V.

(1)    A majority of the Whole Board of Directors shall have the power to determine for the purposes of this Article V, on the basis of information known to them: (i) the number of voting shares of which any Person is the Beneficial Owner, (ii) whether a Person is an Affiliate or Associate of another, (iii) whether a Person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of “Beneficial Owner” as hereinabove defined, (iv) whether the assets subject to any Business Combination constitute a “Substantial Part” as hereinabove defined, (v) whether two or more transactions constitute a “series of related transactions” as hereinabove defined, (vi) any matters referred to in Section 5.01.12 below, and (vii) such other matters with respect to which a determination is required under this Article V.

5.01.13    Fiduciary Obligations.    Nothing contained in this Article V shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

5.02    Approval of Business Combinations.

5.02.01    Whether or not a vote of the shareholders is otherwise required in connection with the transaction, none of the Corporation or any of its Subsidiaries shall complete any Business Combination without the prior affirmative vote at a meeting of the Corporation’s shareholders as to all shares owned:

(1)    By the holders of not less than 80% of the Corporation’s outstanding Voting Shares, voting separately as classes, and

(2)    By an Independent Majority of Shareholders.

The affirmative vote required by this Section is in addition to the vote of the holders of any class or series of stock of the Corporation otherwise required by law, this Certificate of Incorporation, including, without limitation, any resolution which has been adopted by the Board of Directors providing for the issuance of a class or series of stock.

The favorable votes shall be in addition to any shareholder vote which would be required without reference to this Section 5.02.01 and shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified by law or elsewhere in this Certificate of Incorporation, the Corporation’s By-Laws or otherwise.

5.02.02    The provisions of this Section 5.02 shall not apply to any Business Combination (i) approved by 80% of the Whole Board of Directors of the Company and (ii) where the Person involved was not theretofore a Related Person and would not (either directly or indirectly or through its Affiliates and Associates) become a Related Person and where such person would not own or control 25% or more of the Corporation or any of its Subsidiaries’ assets or businesses after or as a result of such Business Combination.

5.03    Board of Directors.

5.03.01    Number.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation (exclusive of directors to be elected by the holders of any one or more series of Preferred Stock voting separately as a class or classes) that shall constitute the Whole Board of Directors shall be five, unless otherwise determined from time to time by resolution adopted by the affirmative vote of at least 80% of the Whole Board of Directors.

5.03.02    Removal of Directors.    Notwithstanding any other provisions of this Certificate of Incorporation or the Corporation’s By-Laws (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), any director of the Corporation may be removed at any time, but only for cause and only by the affirmative vote at a meeting of the shareholders called for that purpose, as to all stock held:

(1)    By the holders of 80% of more of the Voting Shares, voting separately as a class, and

(2)    By an Independent Majority of Shareholders.

Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provision of this Section 5.03.02 shall not apply with respect to the director or directors elected by such holders of preferred stock.

5.03.03    Nominations.    In addition to the right of the Board of Directors of the Corporation to make nominations for the election of directors, nominations for the election of directors may be made by any shareholder entitled to vote for the election of directors if that shareholder complies with all of the provisions of this Section 5.03.03.

(1)    Advance notice of such proposed nomination shall be received by the Secretary of the Corporation not less than 21 days not more than 60 days prior to any meeting of the shareholders called for the election of directors; provided, however, that if fewer than 21 days’ notice of the meeting is given to shareholders, such written notice shall be received by the Secretary of the Corporation not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders.

(2)    Each notice under Section 5.03.3(1) shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of stock of the Corporation which are Beneficially Owned by each such nominee, and (iv) any other information reasonably requested by the Corporation.

(3)    The nomination made by a shareholder may only be made in a meeting of the shareholders of the corporation called for the election of directors at which such shareholder is present in person or by proxy, and can only be made by a shareholder who has therefore complied with the notice provisions of Sections 5.03.03(1) and (2).

(4)    The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

5.04    By-Laws.    The Corporation’s By-Laws may be altered, amended or repealed or new By-Laws may be adopted by the Board of Directors at any regular or special meeting called for that purpose solely upon the affirmative vote of 80% of the Whole Board of Directors. The shareholders may alter, amend or repeal the By-Laws or adopt new By-Laws at any regular or special meeting thereof by the affirmative vote of 80% of the Voting Shares and by an Independent Majority of Shareholders. Notice of such proposed action and the substance thereof shall be contained in the notice of such regular or special meeting.

5.05    Evaluation of Business Combinations, etc.    In connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its shareholders when evaluating an actual or proposed Business Combination, a tender or exchange offer, a solicitation of options or offers to purchase or sell Company Shares by another Person, or a solicitation of proxies to vote Company Shares by another Person, the Corporation’s Board of Directors, in addition to considering the adequacy and form of the consideration to be paid in connection with any such transaction, shall consider all of the following factors and any other factors which it deems relevant: (i) the social and economic effects of the transaction or proposal on the Corporation and its Subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation and its Subsidiaries operate or are located; (ii) the business and financial condition, and earnings prospects of the acquiring Person or Persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring Person or Persons, and the possible effect of such conditions upon the Corporation and its Subsidiaries and the other elements of the communities in which the Corporation and its Subsidiaries operate or are located; (iii) the competence, experience, and integrity of the Person and their management proposing or making such actions; and (iv) the Company’s prospect as an independent entity.

5.06    Special Meetings of Shareholders.    Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman or by a majority of the Whole Board of Directors. Such request shall state the purpose or purposes of the proposed meeting. Shareholders of the Corporation shall not have the right to request or call a special meeting of the shareholders.

5.07    Shareholders’ Action.    Any action required or permitted to be taken at any annual or special meeting of Corporation shareholders must be effected at a duly called meeting of the shareholders, except where a consent in writing, setting forth the action so taken, is signed by the holders of all of the Corporation’s outstanding shares entitled to vote on such matters.

5.08    Amendments, etc. of this Article V.    Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the Corporation’s By-Laws) this Article V shall not be amended, altered, changed or repealed without:

(1)    The affirmative vote of 80% of the Whole Board of Directors; and

(2)    The affirmative vote as to all stock held (i) by the holders of 80% or more of the outstanding Voting Shares, voting separately as a class, and (ii) by an independent Majority of Stockholders.

ARTICLE VI

INCORPORATORS

The name and mailing address of each incorporator is:

Name	Mailing Address
J. L. Austin	1209 Orange Street Wilmington, Delaware 19801

M. C. Kinnamon	1209 Orange Street Wilmington, Delaware 19801

T. L. Ford	1209 Orange Street Wilmington, Delaware 19801

ARTICLE VII

SPECIAL PROVISIONS

In furtherance and not in limitation of the powers conferred by law, the following provisions for regulation of the Corporation, its directors and shareholders are hereby established:

7.01    The Corporation shall have the right to purchase, take, receive or otherwise acquire, hold, own, pledge, transfer or otherwise dispose of its own Capital Stock to the full extent of undivided profits, earned, capital or other surplus or any other funds lawfully available therefore.

7.02    No contract or other transaction between the Corporation and one or more of its directors or officers or between the Corporation or any other person, corporation, firm, association or entity in which one or more of its directors or officers are directors or officers or are financially interested, shall be void or voidable because of such relationship or interest, or because such director or officer is present at or participates in the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction, or solely because his or their votes are counted for such purpose, if such contract or transaction is permitted by the Delaware General Corporation Law, Section 144, as now or hereafter in effect.

7.03    The Corporation may from time to time enter into any agreement to which all, or less than all, holders of record of the Corporation’s issued and outstanding Shares are parties, restricting the transfer or registration of transfer of any or all of the Corporation’s Shares, upon such reasonable terms and conditions as may be approved by resolution or resolutions adopted by the Corporation’s Board of Directors.

7.04    A director shall not be held personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except this provision shall not eliminate liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment or dividend or unlawful stock purchase or redemption under Delaware General Corporation Law, Section 174, or (iv) for any transaction from which the director derived an improper personal benefit.

Any repeal or modification of this Section 7.04 by the stockholders of the Corporation shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. In the event that any of the provisions of this Section 7.04 (including any provision within a single sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

7.05    The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

7.06    The Corporation’s Board of Directors is authorized and empowered to amend, alter, change or repeal the Corporation’s By-Laws and adopt new By-Laws.

ARTICLE VIII

DURATION

The Corporation shall have perpetual duration and existence.

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
AUBURN NATIONAL BANCORPORATION, INC.

AUBURN NATIONAL BANCORPORATION, INC., a corporation organized and existing under and by virtue of the Delaware General Corporation Law,

DOES HEREBY CERTIFY:

FIRST:    That the Board of Directors of Auburn National Bancorporation, Inc. adopted resolutions by unanimous written consent setting forth a proposed amendment to the Certificate of incorporation of said corporation, declaring said amendment to be advisable and submitting the proposed amendment to the stockholders of the corporation for their consideration and approval. The proposed amendment is as follows:

RESOLVED, that Section 4.01 of Article IV of the Certificate of Incorporation is amended to read as follows:

“4.01    The total number of shares of all classes of capital stock (‘Shares’) which the Corporation shall have the authority to issue is 2,700,000, constituting the following classes:

(1)    2,500,000 Shares of common stock, $.01 par value per share (‘Common Stock’); and

(2)    200,000 Shares of preferred stock, $.01 par value (‘Preferred Stock’); and”

SECOND:    That thereafter pursuant to resolution of its Board of Directors, the stockholders of said corporation entitled to vote thereon approved the proposed amendment.

THIRD:    That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, Auburn National Bancorporation, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer this 5th day of August , 1996.

AUBURN NATIONAL BANCORPORATION, INC.

By:	/S/ LINDA D. FUCCI
Name: Linda D. Fucci Title: Secretary

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:
FIRST: That a meeting of the Board of Directors of

Auburn National Bancorporation, Inc.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholder of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “ 4.01” so that, as amended, said Article shall be and read as follows:

See attached

SECOND: that thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: The said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Board of Directors of Auburn National Bancorporation, Inc. has caused this certificate to be signed by Linda D. Fucci, an Authorized Officer, this 12 day of May, 1998.

By:	/S/ LINDA D. FUCCI
Authorized Officer

Name:  Linda D. Fucci

Print or Type
Title:  SVP and CFO

Insert to Article:

The total number of shares of all classes of capital stock (“Shares”) which the Corporation shall have the authority to issue is 8,700,000 consisting of the following classes:

(1)    8,500,000 Shares of common stock, $.01 par value per share (“Common Stock”); and

(2)    200,000 Shares of preferred stock, $.01 par value per share (“Preferred Stock”);